MANAGEMENT FEE WAIVER AGREEMENT

This Management Fee Waiver Agreement (the “Agreement”) is made and entered into as of this 1st day of December 2004 between Lord, Abbett & Co. LLC (“Lord Abbett”) and Lord Abbett Investment Trust (“Investment Trust”) with respect to its Balanced Series (the “Fund”).

In consideration of good and valuable consideration, receipt of which is hereby acknowledged, Lord Abbett agrees to waive its management fee payable under the Management Agreement between Lord Abbett and Investment Trust with respect to the Fund for the fiscal year beginning December 1, 2004 through November 30, 2005.

IN WITNESS WHEREOF, Lord Abbett and Investment Trust have caused this Agreement to be executed by a duly authorized member and officer, respectively, as of the day and year first above written.

LORD, ABBETT & CO. LLC

BY:	/s/ Paul A. Hilstad
Paul A. Hilstad
Member and General Counsel

LORD ABBETT INVESTMENT TRUST

BY:	/s/ Christina T. Simmons
Christina T. Simmons
Vice President and Assistant Secretary